Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                             Contact: Paul Knopick

                                                                                                                                                              888-795-6336

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ITRONICS REPORTS 2013 FIRST QUARTER FERTILIZER REVENUES UP 60 PERCENT

RENO, Nevada, April 23, 2013 -- Itronics Inc. (OTC: ITRO) reported today that its total Revenues for the first quarter 2013 increased by 9 percent to $637,951 from $585,920 in 2012 with GOLD’n GRO fertilizer sales up 60 percent and silver sales down 61 percent due partially to lower worldwide silver prices.

Unaudited Revenues for the first quarter ended March 31, 2013 together with comparative unaudited figures for the 2012 first quarter are presented below:

ITRONICS INC.

For the Quarter Ended March 31
	2013	2012
REVENUE
Fertilizer	$ 469,234	$ 294,132
Silver	$ 90,302	$ 231,272
Photo Service	$ 14,695	$ 16,424
Mining Technical Services	$ 63,720	$ 44,092

Total Revenues	$ 637,951	$ 585,920

GOLD’n GRO liquid fertilizer sales for the first quarter of 2013 were 60 percent higher than in the same period in 2012. Sales are expected to continue to increase in the second quarter. Customer demand for the GOLD’n GRO fertilizers is continuing to expand due to its improved effectiveness and environmental advantages when compared to other fertilizers.

Silver sales for the quarter decreased by 61 percent on a reduction in ounces sold and lower realized silver prices. One unsettled silver shipment was outstanding at the end of the quarter and is expected to be settled in the second quarter.

The Company’s receipts of silver-bearing photographic liquids continue to be adequate to meet the requirements for GOLD’n GRO fertilizer sales increases.

Itronics’ Mining Technical Services sales were up in the first quarter due to an increase in consulting services for a long term client.

Itronics owns the strategically located 6,000 acre Fulstone Project, which is an Iron Oxide Copper Gold (IOCG) mineral exploration property in the Yerington Copper Mining District in northwestern Nevada where there are now four major near-by copper projects under active

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4-23-2013 Itronics Press Release, "Itronics 2013 1st Quarter Fertilizer Revenues…"

development. Two of these are "elephants" on a world scale with drill measured resources exceeding 800 million tons and with on-going drilling still expanding the respective resources. The Company believes that this near-by active development is significantly improving the attractiveness of the Fulstone Project.

"On-going implementation of Itronics’ five-year plan to put internally developed clean technology into commercial use by expanding GOLD’n GRO fertilizer sales is progressing well, as is the plan to capitalize on proprietary mineral property acquisition and ownership. We are very positive about our future," said Dr. John Whitney, Itronics President. Itronics’ technologies maximize sustainability and the Company’s goal is to achieve profitable large scale clean technology driven growth in specialty fertilizers, silver, and related technologies and products.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company that produces GOLD’n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling"

plant in the United States that converts spent photoliquids into pure silver and GOLD’n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

The Company’s environmentally friendly GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com ..

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)